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                                                                  EXHIBIT 99.3

                 AUGUST 1999 LEGAL SERVICES CONSULTING AGREEMENT

         THIS LEGAL SERVICES CONSULTING AGREEMENT ("Agreement") is entered into as of August 5, 1999 by and between Virtual Technology Corporation ("VTC"), a Minnesota corporation and Jeffrey C. Robbins, 1800 Fifth Street Towers, 150 South Fifth Street, Minneapolis, Minnesota 55402-4218.

                                    RECITALS

         WHEREAS, VTC is a public company in the business of selling computers and computer-related equipment on the Internet whose common stock is quoted on the OTC bulletin board;

         WHEREAS, Jeffrey C. Robbins is an attorney licensed in the State of Minnesota who has provided general corporate legal services to VTC.

         WHEREAS, VTC desires to contract with Robbins for the provision of ongoing legal services, which services shall not be in connection with the offer or sale of securities in a capital-raising transaction and shall not directly or indirectly promote or maintain a market for the Company's securities, by issuance of shares of the Company's common stock in lieu of cash payment, such shares to be unrestricted.

                                    AGREEMENT

         NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

         In consideration of the performance by Robbins of the legal services designated herein, VTC will issue Robbins 100,000 shares of VTC's common stock (the "Shares") whose per share value shall be based upon the opening market price as of the date of this Agreement. These shares will be issued as soon as practicable following execution of this Agreement and the filing of a Registration Statement under the Securities Act of 1993, as amended on Form S-8 covering the shares.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                       VIRTUAL TECHNOLOGY CORPORATION,
                                       a Minnesota corporation

                                       By: /s/ KENNETH ISRAEL
                                       ------------------------------------
                                       Kenneth Israel, Chairman


                                       /s/ JEFFREY C. ROBBINS
                                       ------------------------------------
                                       Jeffrey C. Robbins, Service Provider